Exhibit 10.16

BUILDING MATERIALS CORPORATION OF AMERICA
2001 LONG-TERM INCENTIVE PLAN

Amended and Restated Effective as of January 1, 2005

INTRODUCTION

Building Materials Corporation of America, a Delaware corporation (hereinafter referred to as the “Corporation”) established the “BUILDING MATERIALS CORPORATION OF AMERICA 2001 LONG-TERM INCENTIVE PLAN” (hereinafter referred to as the “Plan”) to permit the grant of Incentive Units (as hereafter defined) to eligible employees of the Corporation and the Subsidiaries (as hereafter defined).  The Plan provides for a long term incentive system that supports the Corporation’s business strategy and emphasizes pay-for performance by tying reward opportunities to corporate goals.

The Plan’s original effective date was December 31, 2000 (the “Effective Date”).  The Corporation hereby amends and restates the Plan, effective as of January 1, 2005, to comply with the provisions of Section 409A of the Code (hereinafter defined) and regulations and guidance issued thereunder (“Section 409A”).  The Plan shall be interpreted and administered consistent with this intent and shall apply to all outstanding and prospective Incentive Unit awards.

I.  DEFINITIONS

For purposes of this Plan, the following terms shall be defined as follows unless the context clearly indicates otherwise:

(a)          “Affiliate” shall mean any member of the group of corporations, trades or businesses or other organizations comprising the “controlled group” with the Corporation.  For purposes of the foregoing, whether an entity is affiliated shall be determined pursuant to the controlled group rules of Code Section 414; however, a 50% minimum ownership threshold shall be used when applying the applicable provisions of (A) Code Section 1563 for determining a controlled group of corporations under Code Section 414(b), and (B) Treasury Regulation Section 1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).

(b)          “Beneficiary” shall mean one or more persons, trusts, estates or other entities designated by the Employee in accordance with Section V that are entitled to receive payment of a Gain under this Plan upon the death of an Employee.

(c)           “Board of Directors” or “Board” shall mean the Board of Directors of the Corporation. All determinations by the Board shall be made in good faith in its sole discretion and shall be binding and conclusive.

(d)          “Book Value” shall mean, as of any Valuation Date, the sum of (i) $268,542,680, (ii) the cumulative consolidated net income or loss of the Corporation for the period January 1, 2001 through the date of determination and (iii) $2,480,625 multiplied by the number of full fiscal quarters of the Corporation that have ended after December 31, 2000 but on or before the date of determination (such product representing a 15% per annum credit on the aggregate dividends or distributions made by the Corporation to its stockholders during the period of October 1, 1997 through December 31, 2000), and excluding, to the extent occurring after December 31, 2000, the impact of (A) nonrecurring operating losses, nonrecurring operating gains and extraordinary items, each as determined in accordance with generally accepted accounting principles, (B) any charge incurred after December 31, 2000 relating to asbestos-related liabilities, (C) net after-tax gains or losses in respect of dispositions of assets by the Corporation other than in the ordinary course of business, (D) any charges relating to amortization of goodwill and other intangibles arising from the management buy-out of GAF Corporation in March 1989, and (E) such other items as the Board of Directors may determine to be extraordinary or unusual and the impact of which should not be included in consolidated net income or loss, as the case may be, for the purposes of computing Book Value. There shall be deducted from Book Value an amount equal to a 15% per annum charge on the aggregate capital contributions made to the Corporation by its stockholders during the period commencing January 1, 2001 and ending with the date of determination (the “Period”), amounts actually received by the Corporation during the Period for shares of its capital stock and, to the extent not actually charged against the net income of the Corporation, on the outstanding principal amount of loans and other advances made to the Corporation by affiliates (excluding Subsidiaries of the Corporation) during the Period. There shall be added to Book Value a 15% per annum credit on the aggregate dividends or distributions (including redemption of shares of its capital stock) made by the Corporation to its stockholders during the Period and, to the extent interest is not actually imputed to the Corporation in respect of such amounts, on the outstanding principal amount of loans and other advances made by the Corporation to affiliates (excluding Subsidiaries of the Corporation) during the Period. Any adjustments to Book Value (including the 15% charge and credit referred to in the preceding two sentences) shall take into account the tax effect, if any, associated therewith. If the Corporation’s common stock is converted into or exchanged for other securities or property pursuant to a recapitalization, stock split, combination, reorganization, merger, exchange or similar transaction, or if a sale of all or substantially all of, the common stock of the Corporation shall occur or be pending, Book Value, the Incentive Units and the terms hereof shall be modified by the Board of Directors in such manner as is reasonable under the circumstances. All determinations by the Board of Directors hereunder shall be made in good faith and shall be binding and conclusive.

(e)           “Change in Control of the Corporation” shall mean (i) the sale or disposition, in one or a series of related transactions during a twelve-month period ending on the date of the most recent transaction, of all or substantially all of the assets of the Corporation (with assets sold or disposed having a total gross fair market value equal to or more than 75% of the total gross fair market value of all assets owned directly and indirectly by such entity immediately prior to such acquisition or acquisitions), to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of The Securities Exchange Act of 1934, as amended (the “Act”)) other than the Corporation or its Subsidiaries, or (ii) any person or group, other than an Affiliate, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Act), directly or indirectly, of more than 50% of the total voting power of the voting stock of the

Corporation, including by way of merger, consolidation or otherwise, and an Affiliate of the Corporation ceases to control the Board.

(f)            “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)          “Corporation” shall have the meaning set forth in the Introduction.

(h)          “Committee” shall have the meaning set forth in Section II(a) hereof.

(i)           “Default Fixed Exercise Date” shall mean the Incentive Unit award Expiration Date.

(j)            “Deferral Agreement” shall mean the agreement entered into by an Employee in accordance with Section IV(h) below.  The Deferral Agreement may be in the form of one or more documents or electronic media, as prescribed by the Committee.

(k)          “Deferred Compensation Plan” shall mean the GAF Deferred Compensation Plan, as may be amended from time to time.

(l)           “Effective Date” shall have the meaning set forth in the Introduction.

(m)          “Elected Fixed Exercise Date” shall mean the fixed date an Employee specifies to exercise his or her Incentive Units pursuant to Section IV(d)(ii).  An Elected Fixed Exercise Date must be on or after the date the Incentive Units vest and on or prior to the award Expiration Date.

(n)          “Employee” shall mean a common-law employee of the Corporation or of any Affiliate at a salary grade of 12 (or its equivalent) or above.

(o)          “Exercise and Payment Agreement” shall mean the agreement entered into by an Employee in accordance with Section IV(d)(ii).  The Exercise and Payment Agreement may be in the form of one or more documents or electronic media, as prescribed by the Committee.

(p)          “Expiration Date” shall mean the date the Incentive Unit award expires in accordance with Section IV(g).

(q)          “Final Value” shall have the meaning set forth in Section IV(e) hereof.

(r)           “Gain” shall mean the excess, if any, of the Final Value of each Incentive Unit over the Initial Value of such Incentive Unit, reduced by any withholding taxes under Section VI(b).

(s)           “Good Cause” shall, with respect to any Employee, mean (i) the Employee’s willful or gross misconduct or willful or gross negligence in the performance of his duties for the Corporation or for any Affiliate, (ii) the Employee’s intentional or habitual neglect of his duties for the Corporation or for any Affiliate, (iii) the Employee’s theft or misappropriation of funds of the Corporation or of any Affiliate, fraud, criminal misconduct, breach of fiduciary duty or dishonesty in the performance of his duties on behalf of the Corporation or any Affiliate or commission of a felony, or crime of moral turpitude or any other conduct reflecting adversely upon the Corporation or any Affiliate or (iv) the Employee’s violation of any covenant not to compete or not to disclose confidential information with respect to the Corporation or any Affiliate.

(t)           “Good Reason” shall, with respect to any Employee, mean a change or changes in the terms of such Employee’s employment that are materially adverse to such Employee, including changes relating to salary and bonus, level of responsibility or location of employment.

(u)          “Incentive Unit” shall mean a bookkeeping item equal in value, as of any Valuation Date, to (i) the Corporation’s Book Value determined as of such Valuation Date divided by (ii) 1,000,010.  The value of each Incentive Unit as of a Valuation Date and the determination of accumulated comprehensive income and losses as of a Valuation Date shall each be determined by the Board and may be adjusted by the Board if the number of outstanding shares of the Corporation’s common stock increases or decreases at any time after the Effective Date.

(v)           “Initial Value” shall have the meaning set forth in Section IV(a) hereof.

(w)          “Plan” shall have the meaning set forth in the Introduction.

(x)           “Retirement” shall mean an Employee’s Separation from Service after (i) he attains age fifty-five (55) and (ii) the sum of his age and the number of his years of service with the Corporation and/or any Affiliate equals sixty (60) or more.  For purposes of determining years of service, service with predecessors to the Corporation and/or Affiliates shall be considered.

(y)           “Section 409A” shall have the meaning set forth in the Introduction.

(z)           “Separation from Service”  shall mean the Employee’s termination of employment with the Corporation and all Affiliates, voluntarily or involuntarily, for any reason other than on account of death, or as otherwise provided by Treasury Regulation Section 1.409A-1(h).  However, the Employee’s employment relationship shall be treated as continuing intact while the individual is on a military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months (or longer, if required by statute or contract).  If the period of the leave exceeds six months and the Employee’s right to reemployment is not provided either by statute or contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period for purposes of this Plan only.

(aa)        “Subsidiary” shall mean a corporation or other entity of which more than fifty percent (50%) of the aggregate of its outstanding voting securities are owned directly or indirectly by the Corporation.

(bb)        “Valuation Date” shall mean the last day of business of each fiscal quarter of the Corporation.

(cc)         “Value” shall mean the value of each Incentive Unit as of a specified date, as determined on a consistent basis by the Committee in its sole discretion.

II.  ADMINISTRATION

(a)          Administration; Term of Office; Appointment of Chairperson. The Plan shall be administered by a committee (the “Committee”) appointed by the Board from among the Employees. The Committee shall be comprised, unless otherwise determined by the Board, of the individuals serving as the Corporation’s Chief Executive Officer, Chief Financial Officer and Vice President-Human Resources. Each member of the Committee shall hold office until the date that he or she resigns from the Committee or is removed from membership on the Committee by action of the Board. In the event an individual for any reason ceases to be a member of the Committee, the Board shall appoint another qualified individual to serve on the Committee. The members of the Committee shall choose from among themselves one such member to serve as chairperson of the Committee.

(b)          Quorum and Manner of Acting. Except as hereinafter provided, a majority of the members of the entire Committee shall constitute a quorum for the transaction of business and the vote of a majority of the Committee members present at the time of the vote shall be the act of the Committee. In the absence of a quorum at any meeting of the Committee, a majority of the Committee members present thereat may adjourn such meeting to another time and place. Notice of the time and place of any such adjourned meeting shall be given to the Committee members who were not present at the time of the adjournment and, unless such time and place were announced at the meeting at which the adjournment was taken, to the other Committee members. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called. In the event any Committee member is disqualified from acting on a specific matter pursuant to Section II(f) hereof, such individual shall not be taken into account in determining whether a quorum of the Committee exists for taking action with respect to such matter. The Committee members shall act only as a Committee and the individual Committee members shall have no power as such. All decisions of the Committee or the Board in the interpretation and administration of the Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Employees and their Beneficiaries or successors).

(c)           Action Without a Meeting. Any action required or permitted to be taken by the Committee at a meeting may be taken without a meeting if all members of the Committee consent in writing to the adoption of a resolution authorizing such action. The resolution and written consents thereto by the members of the Committee shall be filed with the minutes of the proceedings of the Committee.

(d)          Telephonic Participation. Any one or more members of the Committee may participate in a meeting of the Committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at the meeting.

(e)           Compensation. Members of the Committee shall not be compensated for service as a Committee member.

(f)            Disqualification. Each member of the Committee shall be disqualified from acting as such with respect to all matters that concern such person individually other than to the extent all Employees holding Incentive Units are affected uniformly.

(g)          Responsibilities of the Committee. Except to the extent specifically reserved herein for the Board, the Committee shall have all powers, responsibilities and duties for controlling and administering the Plan, including, but not limited to, the following:

(i)            to establish, amend and enforce certain rules, regulations, and procedures as it deems necessary or proper for the efficient administration of the Plan;

(ii)           to interpret the Plan, with its interpretations made in good faith to be final and conclusive, and to decide all questions concerning the Plan and correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable;

(iii)          to determine the ongoing eligibility of any individual to participate in the Plan, and to require any person to furnish any information as it may request to properly administer the Plan as a condition to that person receiving any benefit under the Plan;

(iv)          to compute the amount of benefits that are payable to any Employee or Beneficiary in accordance with the provisions of the Plan, and to determine the person or persons to whom those benefits will be paid; and

(v)           to authorize the payment of benefits from the Plan in compliance with Section 409A.

(h)          Indemnification.  The Corporation shall indemnify each Committee member against any liability or loss sustained by reason of any act or failure to act made in good faith, including, but not limited to, those in reliance on certificates, reports, tables, opinions or other communications from any company or agents chosen by the Committee in good faith, but excluding the gross negligence or willful misconduct of any member.  Such indemnification shall include attorneys’ fees and other costs and expenses reasonably incurred in defense of any action brought by reason of any such act or failure to act.

III.  ELIGIBILITY TO PARTICIPATE

Each individual who is an Employee shall be initially eligible to participate in the Plan.  No individual shall automatically be entitled to receive a grant of Incentive Units solely because he is classified as an Employee.

IV.  INCENTIVE UNITS

(a)          Grant of Incentive Units. The Committee may, in its sole discretion, grant Incentive Units to any one or more Employees.  The number of Incentive Units granted to each Employee shall be determined by the Committee in its sole discretion.  Incentive Units may only be granted as of a Valuation Date.  Unless otherwise determined by the Committee, in its sole discretion, subject to adjustment as provided in Section IV(b), the “Initial Value” of any Incentive Unit granted under this Plan shall be equal to the value of such Incentive Unit determined as of the Valuation Date on which such Incentive Unit is granted.

(b)          Recapitalization, Etc. In the event there is any change in the outstanding common stock of the Corporation by reason of any merger, reorganization, recapitalization, stock split, stock dividend, combination of shares, increase or decrease in the number of outstanding shares or otherwise (including that a sale of all or substantially all of the assets of its common stock shall occur or be pending), there shall be substituted for, added to or subtracted from each Incentive Unit then outstanding under the Plan, the number of additional or partial Incentive Units that the Board determines accurately reflects the effect of such merger, reorganization, recapitalization, stock split, stock dividend, share combination or other such event.  Likewise, the Initial Value of each Incentive Unit shall also be adjusted by the Board if it determines in its sole discretion that such adjustment is appropriate.  In the event that the Corporation enters into a transaction with an Affiliate of the Corporation, the Board may make an equitable adjustment to the Incentive Units if, in its sole discretion, the Board determines that such adjustment is appropriate.

(c)           Vesting in Incentive Units. The Incentive Units granted to an Employee shall vest as determined by the Committee, in its sole discretion.  In the absence of any action by the Committee to select a different vesting schedule, Incentive Units shall vest cumulatively, in twenty percent (20%) increments annually and such vesting shall end upon the Employee’s (i) Separation from Service for any reason whatsoever or (ii) transfer from the employer to whom he was providing services as of the date he received an Incentive Unit award to an Affiliate (other than a Subsidiary).  Notwithstanding the foregoing, to the extent not previously canceled or forfeited, Incentive Units shall become immediately vested if, within twelve (12) months after a Change in Control of the Corporation, an Employee’s employment is terminated (x) by the Corporation or Affiliate for any reason other than Good Cause, (y) as a result of death or permanent disability, or (z) by the Employee for Good Reason.  Notwithstanding any Plan provision to the contrary, if an Employee separates from service for Good Cause, all Incentive Units shall be immediately forfeited on the date of the Employee’s Separation from Service.

(d)          Exercise of Incentive Units; Fixed Payment Date.

(i)            Default Fixed Exercise Date.  Subject to Sections IV(d)(ii)-(v), an Employee’s vested Incentive Units shall be deemed to be exercised on the Default Fixed Exercise Date.  Resulting Gains shall be paid in a lump sum in the next fiscal quarter.  Notwithstanding the foregoing, with respect to any exercise occurring in the last fiscal month of any fiscal year, related Gains shall be paid during the first fifteen (15) days of the second fiscal quarter following the Default Fixed Exercise Date.

(ii)           Elected Fixed Exercise Date.  Notwithstanding Section IV(d)(i), the Committee, in its sole discretion, may permit an Employee to elect an Elected Fixed Exercise Date on which Incentive Units shall be exercised.  Gains resulting from such exercise shall be paid in a lump sum in the next fiscal quarter.  Notwithstanding the foregoing, with respect to any exercise occurring in the last fiscal month of any fiscal year, related Gains shall be paid during the first fifteen (15) days of the second fiscal quarter following the Elected Fixed Exercise Date.  An Elected Fixed Exercise Date must be on or after the date an Incentive Unit vests and prior to the Default Fixed Exercise Date.

(A)          Process and Timing.  To select an Elected Fixed Exercise Date, the Employee must complete and submit an Exercise and Payment Agreement to the Corporation no later than the end of the calendar year prior to the year in which an Incentive Unit is granted, or such earlier date specified by the Committee.  The Exercise and Payment Agreement shall become irrevocable as of the end of such calendar year, or such earlier date as specified by the Committee.  Notwithstanding the foregoing, at the discretion of the Committee, an Employee may select an Elected Fixed Exercise Date within thirty (30) days after the Incentive Unit is granted, provided that the Exercise and Payment Agreement is submitted at least twelve (12) months in advance of the Incentive Unit’s first vesting date.  In such case, the Exercise and Payment Agreement shall become irrevocable as of the end of such thirty (30) day period.

(B)           Section 409A Transition Relief.  Notwithstanding paragraph (A), on or before December 31, 2008, the Committee, in its sole discretion, may permit Employees to select or change an Elected Fixed Exercise Date for previously awarded Incentive Units by submitting an Exercise and Payment Agreement to the Corporation consistent with transition relief provided by the Department of the Treasury in Notice 2006-79, Notice 2007-86 and proposed regulations promulgated under Section 409A.  If an Employee submits or changes an Exercise and Payment Agreement pursuant to this paragraph (B), then the last Exercise and Payment Agreement validly in effect as of December 31, 2008 shall control and be irrevocable.

(iii)          Separation from Service.  Notwithstanding Sections IV(d)(i) and IV(d)(ii) and subject to Section IV(d)(iv), a deemed exercise shall occur with respect to vested Incentive Units on the date an Employee experiences a Separation from Service.  Resulting Gains shall be paid in a lump sum in the fiscal quarter following the Employee’s Separation from Service.  Notwithstanding the foregoing, with respect to any deemed exercise occurring in the last fiscal month of any fiscal year, related Gains shall be paid during the first fifteen (15) days of the second fiscal quarter following the Employee’s Separation from Service.  If an Employee separates from service for Good Cause, all vested and unvested Incentive Units shall be immediately forfeited on the date of the Employee’s Separation from Service.

(iv)          Retirement.  Notwithstanding Section IV(d)(iii), in the event of an Employee’s Retirement, a deemed exercise shall occur with respect to vested Incentive Units on a date which is the earliest of:  (1) the first anniversary of the Employee’s Separation from Service, (2) the Employee’s Elected Fixed Exercise Date or (3) the Default Fixed Exercise Date.  Resulting Gains shall be paid in a lump sum in the fiscal quarter following the deemed exercise date.  Notwithstanding the foregoing, with respect to any deemed exercise occurring in the last fiscal month of any fiscal year, related Gains shall be paid during the first fifteen (15) days of the second fiscal quarter following the deemed exercise date.

(v)           Death.  In the event of an Employee’s death, a deemed exercise shall occur with respect to vested Incentive Units on the date of the Employee’s death.  Resulting Gains shall be paid to the Employee’s Beneficiary in a lump sum in the first fiscal quarter following the Employee’s death.  Notwithstanding the foregoing, with respect to any deemed exercise occurring in the last fiscal month of any fiscal year, related Gains shall be paid to the Employee’s Beneficiary during the first fifteen (15) days of the second fiscal quarter following the Employee’s death.

(vi)          Forfeiture of Unvested Incentive Units.  Subject to Section IV(c), in the event of an Employee’s Separation from Service, death or transfer to an Affiliate (other than a Subsidiary), all unvested Incentive Units shall be forfeited immediately on the date of such Separation from Service, death or transfer.

(vii)         Transfer to an Affiliate (other than a Subsidiary).  Effective with respect to Incentive Units awarded on or after January 1, 2009, in the event that an Employee transfers from the employer to whom he was providing services as of the date he received an Incentive Unit Award to an Affiliate (other than a Subsidiary), a deemed exercise shall occur with respect to vested Incentive Units on the Employee’s transfer date.  Resulting Gains (including any earnings or losses, as described below) shall be paid in a lump sum at the earliest time payment would otherwise have occurred, applying the provisions of Sections IV(d)(i)-(v).  Until such time as the Gains are paid, the Committee, in its sole discretion, may permit an Employee to notionally invest such Gains in accordance with Section IV(f).

(e)           Value of Incentive Unit Upon Exercise.  Upon the exercise or deemed exercise of an Incentive Unit, the Employee (or his Beneficiary in the event of the Employee’s death) shall receive from the Corporation a cash payment equal to the Gain.

(i)            “Final Value” Generally.  For purposes of calculating the Gain, the “Final Value” shall equal the Incentive Unit Value as of the Valuation Date immediately preceding the exercise date or, if applicable, the Value on the Valuation Date coinciding with the date of such exercise; provided that if the date of such exercise or deemed exercise is within thirty (30) days of the end of the Corporation’s fiscal quarter, then the “Final Value” shall equal the Incentive Unit Value as of the Valuation Date immediately following the date of such exercise or deemed exercise.

(ii)           “Final Value” for Employees Transferred to An Affiliate.  Notwithstanding any provision to the contrary, for purposes of calculating the Gain in relation to the deemed exercise of Incentive Units pursuant to Section IV(d)(vii), the “Final Value” shall equal the Incentive Unit Value as of the Valuation Date immediately preceding the Employee’s transfer date or, if applicable, the Value on the Valuation Date coinciding with the Employee’s transfer date; provided that if the date of such transfer is within thirty (30) days of the end of the Corporation’s fiscal quarter, then the “Final Value” shall equal the Incentive Unit Value as of the Valuation Date immediately following the Employee’s transfer date.

(iii)          “Final Value” Upon Certain Terminations Following a Change in Control.  Notwithstanding Section IV(e)(i), in the event an Employee experiences an involuntary termination of employment other than for Good Cause or a termination of employment for Good Reason within twelve (12) months following a Change in Control, for purposes of calculating the Gain resulting from a deemed exercise, the “Final Value” shall equal the Value of the Incentive Unit as of the fiscal month ended immediately preceding the Change in Control, provided that, notwithstanding the foregoing, in determining such “Final Value”, the Corporation shall exclude any non-cash charges incurred in connection with the Change in Control which would otherwise have been included in such calculation.

(f)            Investment of Transferred Employees’ Gains.  Upon the deemed exercise of an Employee’s Incentive Unit pursuant to Section IV(d)(vii), the Committee, in its sole discretion, may permit the Employee to make a written election to notionally invest his Gain in investment funds selected by the Committee.  The Committee may promulgate rules and procedures governing investment elections under this Section IV(f).  If such an election is made, the Committee shall establish a bookkeeping account for the Employee to reflect earnings and losses allocable thereto at such times and in such manner as shall be determined by the Committee.  Notwithstanding any provision in the Plan to the contrary, earnings and losses based on an Employee’s investment elections shall begin to accrue only as of the date such Employee’s Gain is credited to his account.

(g)          Expiration Date.  Outstanding Incentive Units shall expire at 5:00 p.m. New York City time on the sixth (6th) anniversary of the grant date.

(h)          Deferral Election.  Employees eligible to participate in the Deferred Compensation Plan may elect to contribute up to 100% of the Gain, if any, into the Deferred Compensation Plan on a pre-tax basis.  To make a deferral election, the Employee must complete and submit a Deferral Agreement to the Corporation no later than the end of the calendar year prior to the year in which an Incentive Unit is granted, or such earlier date specified by the

Committee.  The Deferral Agreement shall become irrevocable as of the end of such calendar year, or such earlier date as specified by the Committee.  Notwithstanding the foregoing, at the discretion of the Committee, an Employee may complete and submit a Deferral Agreement within thirty (30) days after the date the Incentive Unit is granted, provided that the Deferral Agreement is submitted at least twelve (12) months in advance of the Incentive Unit’s first vesting date.  In such case, the Deferral Agreement shall become irrevocable as of the end of such thirty (30) day period.

V.  BENEFICIARY DESIGNATION

(a)          Beneficiary.  Each Employee may, at any time, designate one or more Beneficiaries (both primary as well as contingent) to receive any benefits payable under the Plan upon his death.  The Beneficiary designated under this Plan may be the same or different from the Beneficiary designation under any other plan of the Corporation or Subsidiary in which the Employee participates.

(b)          Beneficiary Designation; Change.  An Employee shall designate his Beneficiary by completing and signing a beneficiary designation form established by the Committee or its delegate, and returning it to the Committee or its designated agent.  An Employee may change his Beneficiary designation by completing, signing and otherwise complying with the terms of the beneficiary designation form and the Committee’s rules and procedures, as in effect from time to time.  Upon the acceptance by the Committee of a new beneficiary designation form, all Beneficiary designations previously filed shall be canceled.  The Committee shall rely on the last completed beneficiary designation form filed by the Employee and accepted by the Committee before his death.

(c)           Acknowledgment.  No Beneficiary designation or change in Beneficiary designation shall be effective until accepted by the Committee or a Plan representative.

(d)          No Beneficiary Designation.  If an Employee fails to designate a Beneficiary as provided in this Section V or, if all designated Beneficiaries predecease the Employee, then the Employee’s designated Beneficiary shall be deemed to be his surviving spouse.  If the Employee leaves no surviving spouse, payment shall be made to the Employee’s estate.

(e)           Discharge of Obligations.  The complete payment under the Plan to a Beneficiary shall fully and completely discharge the Corporation and its Subsidiaries from all further obligations under this Plan with respect to the Employee.

VI.  MISCELLANEOUS PROVISIONS

(a)          Assignment or Transfer. No right to any accrued but unpaid Incentive Unit shall be sold, assigned, redeemed, pledged, transferred or otherwise encumbered by an Employee except by will or the laws of descent and distribution.

(b)          Withholding Taxes. The Corporation or the appropriate Subsidiary shall have the right to deduct from all cash payments hereunder any federal, state, local or foreign income and employment taxes required by law to be withheld with respect to such payments.

(c)           Costs and Expenses. The costs and expenses of administering the Plan shall be borne by the Corporation and shall not be charged against any particular award nor to any Employee receiving an Incentive Unit but shall be included in the Corporation’s computation of consolidated net income or loss.

(d)          Funding of Plan. The Plan shall be unfunded. The Corporation shall not be required to segregate any of its assets to assure the payment of any Incentive Unit under the Plan. Neither the Employees nor any other persons shall have any interest in any fund or in any specific asset or assets of the Corporation or any other entity by reason of any accrued but unpaid Incentive Unit. The interests of each Employee hereunder are unsecured and shall be subject to the general creditors of the Corporation and the applicable Subsidiaries.

(e)           Other Incentive Plans. The adoption of the Plan does not preclude the adoption by appropriate means of any other incentive plan for Employees of the Corporation or any Subsidiary.

(f)            Plurals and Gender. Where appearing in this Plan, masculine gender shall include the feminine and neuter genders, and the singular shall include the plural, and vice versa, unless the context clearly indicates a different meaning.

(g)          Headings. The headings and sub-headings in this Plan are inserted for the convenience of reference only and are to be ignored in any construction of the provisions hereof.

(h)          Severability. In case any provision of this Plan shall be held illegal or void, such illegality or invalidity shall not affect the remaining provisions of this Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provisions had never been inserted herein.

(i)           Limitations on Liability. Neither the Corporation nor any Subsidiary shall be responsible in any way for any action or omission of the Board, the Committee, or any other fiduciaries in the performance of their duties and obligations as set forth in this Plan. Furthermore, neither the Corporation nor any Subsidiary shall be responsible for any act or omission of any of their agents, or with respect to reliance upon advice of their counsel, provided that the Corporation and/or the appropriate Subsidiary relied in good faith upon the action of such agent or the advice of such counsel. Neither the Corporation, any Subsidiary, the Board, the Committee, nor any agents, employees, officers, directors or stockholders of any of them, nor any other person, shall have any liability or responsibility with respect to this Plan, except as expressly provided herein.

(j)            Incapacity. If the Committee shall receive evidence satisfactory to it that a person entitled to receive payment of, or exercise, any Incentive Unit is, at the time when such benefit becomes payable, a minor, or is physically or mentally incompetent to receive such Incentive Unit and to give a valid release thereof, and that another person or an institution is then maintaining or has custody of such person and that no guardian, committee or other representative of the estate of such person shall have been duly appointed, the Committee may make payment of such Incentive Unit otherwise payable to such person to such other person or institution, including a custodian under a Uniform Gifts to Minors Act, or corresponding legislation (who shall be an adult, a guardian of the minor or a trust company), and the release by such other person or institution shall be a valid and complete discharge for the payment or exercise of such Incentive Unit.

(k)          Cooperation of Parties. All parties to this Plan and any person claiming any interest hereunder agree to perform any and all acts and execute any and all documents and papers which are necessary or desirable for carrying out this Plan or any of its provisions.

(l)           Governing Law. All questions pertaining to the validity, construction and administration of the Plan shall be determined in accordance with the laws of the State of New Jersey, without giving effect to conflict of law principles.

(m)          Nonguarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between the Corporation or any Subsidiary and any Employee, as a right of any Employee to be continued in the employment of the Corporation or any Subsidiary, or as a limitation on the right of the Corporation or any Subsidiary to discharge any of its Employees, at any time, with or without cause.

(n)          Notices. Each notice relating to this Plan shall be in writing and delivered in person, by recognized overnight courier or by certified mail to the proper address. Except as otherwise provided in any Incentive Unit award agreement with respect to the exercise thereunder, all notices to the Corporation or the Committee shall be addressed to it at GAF-Elk Corporation, 14911 Quorum Drive, Suite 600, Dallas, TX 75254, Attn: Senior Vice President-Human Resources. All notices to Employees, former Employees, beneficiaries or other persons acting for or on behalf of such persons shall be addressed to such person at the last address for such person maintained in the Corporation’s records.

VII.  AMENDMENT OR TERMINATION OF PLAN

The Board may amend the Plan from time to time or suspend or terminate the Plan at any time. In the event the Plan is terminated for any reason, the vesting, exercise, and expiration provisions, as described in this Plan, for all Incentive Units granted up to and including the date of the termination of the Plan, shall remain in effect.

*     *     *

IN WITNESS WHEREOF, the duly authorized officer of Building Materials Corporation of America has executed the Plan, as amended and restated, by the authority of its Board of Directors, effective as of January 1, 2005.

BUILDING MATERIALS CORPORATION OF AMERICA

By:	/s/ Jan Jerger-Stevens

Title:	Senior Vice-President, Human Resources

Date:	December 30, 2008